EXHIBIT 10.45

                            NONCOMPETITION AGREEMENT

         This Noncompetition Agreement ("Agreement") is entered into as of this 9th day of March, 2000, by and among AssetControl.com, LLC, a Delaware limited liability company ("Company"), Textron Financial Corporation, a Delaware corporation ("TFC"), Entrade Inc., a Pennsylvania corporation ("Entrade"), and ATM Service, Ltd., a New York corporation ("ATM" and together with TFC and
Entrade are sometimes referred to as the "Members" and individually as a "Member") who agree as follows:

         1. Introduction. Contemporaneously with the execution and delivery of this Agreement, each Member has entered into a Contribution Agreement between Company and such Member (the "Contribution Agreement") pursuant to which such Member has contributed certain assets of Member to Company for a membership interest in Company on the terms and conditions set forth therein. Member is a member of Company, whose agreement not to compete with Company and its subsidiaries (the "Protected Group") is essential to the Protected Group's ability to succeed. As a condition to Company's agreement to perform its obligations under the Contribution Agreement, the Company has required that Member enter into this Agreement for the benefit of the Protected Group.

         2. Agreements. For $100 in hand paid to each Member and as inducement for Company to enter into and perform its obligations under the Contribution Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Member agrees that so long as such Member is a Member of the Company and for a period of two years thereafter (except in the event that the Company is dissolved sooner), no Member nor any of such Member's Affiliates (as defined below) shall, directly or indirectly, for its own account or for the account of others, as a shareholder, member, owner, partner, promoter, consultant, manager, advisor or otherwise:

         (a) individually engage in, or participate (i) in the case of ATM or Entrade, with any North American bank, national financial institution or Fortune 500 industrial company, or (ii) in the case of TFC, with any company providing asset disposition services, in the promotion, formation, advancement, financing, ownership, management, or provision of services for, any business or other related enterprise, which, as its primary business, provides asset disposition services in North America for surplus machinery and equipment and excess inventories in a manner and form that competes directly with the Protected Group (as defined below); provided, however, that any Member is expressly permitted to hold up to a twenty-six percent
                  (26%) passive ownership interest in any such business; and, provided further, that (i) nothing in this Section 2(a) shall limit the right of any party to engage or participate in other Internet-based enterprises, including, without limitation, Internet-based asset disposition businesses, that do not compete directly with the Protected Group, and (ii) the pursuit of such engagement or participation shall in no event be deemed to be wrongful or improper or a breach of the pursuing Member's fiduciary obligation to present opportunities to the Company.

         (b) knowingly solicit for employment any person employed by the Protected Group at the date hereof, or any time in the future, unless: (i) such Member solicits such person for employment at least six months after such person was last employed by any member of the Protected Group or (ii) such Member was not aware of and should not have been aware of the employment of such person by any member of the Protected Group; provided, however, that such Member and any of its Affiliates may employ any such person who applies for employment in response to a general solicitation or advertisement, or who such Member can demonstrate first approaches such Member or such Affiliate concerning possible employment; or

         (c) request, advise or attempt to influence any person or entity which is a source of materials, supplies, personnel, services, funds or information for the Protected Group to withdraw, cancel or curtail the sale or furnishing of such items to such member of the Protected Group.

         (d) For purposes of this Agreement, the phrase "competes directly with the Protected Group" shall mean providing asset disposition services for all classes of surplus machinery, equipment, excess inventories and commercial real estate in a horizontal application across all industry segments in the United States.

Notwithstanding the foregoing provisions of this Section 2, the parties agree that: (i) Entrade has created and intends to continue to create numerous vertical applications for asset disposition services within specific industry segments, which currently include Nationwide Auction Systems, utiliparts.com, asseTrade.com, printeralliance.com, TruckCenter.com and TradeTextile.com. None of such businesses, nor any similar industry-specific vertical businesses, shall be deemed to compete directly with the Protected Group; and (ii) with respect to ATM, the disposition of non-industrial excess finished goods inventories shall not be deemed to compete directly with the Protected Group.

         3. Prospective Customers. In the event a prospective customer of the Protected Group elects not to transact business with the Company and either Entrade or ATM or both enters into a relationship with such prospective customer in violation of Section 2(a) pursuant to which such prospective customer, Entrade or ATM, as the case may be, competes directly with the Protected Group (as defined in Section 2(d)), then Entrade or ATM will pay to TFC twenty-five percent (25%) of the commission revenues or, in the case of an asset acquisition and sale, net proceeds received by Entrade or ATM from such business.

         4. Compliance with Law. Each Member acknowledges that it has consulted with counsel of its choosing with respect to this Agreement and understands fully the legal and practical significance of its execution and delivery of this Agreement. Each Member acknowledges and agrees that this Agreement is ancillary to the Contribution Agreement, that the Contribution Agreement is enforceable and that the limitations contained herein with respect to time, geographical area and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Protected Group.

         5. Breach of Restrictive Covenants. Each Member acknowledges that any violation of any of the restrictive covenants contained in this Agreement will cause irreparable harm to the Protected Group for which monetary damages would not be adequate compensation. Each Member, therefore, agrees that, if it violates or threatens to violate any of these restrictive Agreements, the Protected Group shall be entitled, in addition to any other legal or equitable remedies available to it, to entry of an injunction, temporary and permanent, enjoining such breach and securing specific performance of this Agreement.

         6. Amendments. This Agreement may be amended only by a written agreement entered into by and among Company and the Members.

         7. Severability of Terms. If any of the agreements or restrictions in this Agreement are held invalid by a court of competent jurisdiction, such holding will not invalidate any of the other agreements and/or restrictions herein, as it is intended that the agreements and/or restrictions herein shall be severable and that the invalidity of one shall not invalidate any others.

         8. Reformation. If this Agreement is found to contain limitations as to time, geographical area, or scope of activity to be restrained that are not reasonable and impose a greater restraint that is necessary to protect the goodwill or other business interest of the Protected Group, the court shall reform this Agreement to the extent necessary to cause the limitations contained in the Agreement as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interest of the Protected Group and enforce the Agreement as reformed.

         9. Waiver. No omission or delay on the part of any party of due and punctual fulfillment of any obligation shall be deemed to constitute a waiver by any other party of any of its rights to require such due and punctual fulfillment of any other obligation hereunder, whether similar or otherwise, or a waiver of any remedy it may have. A waiver by a member of the Protected Group of similar rights to any other member shall not constitute a waiver of the Protected Group's rights with respect to any Member.

         10. Governing Law. In the event of any dispute arising under this Agreement, it is agreed by the parties that the law of the State of New York will govern the interpretation, validity, and effect of this Agreement without regard to the place or performance thereof.

         11. References. All headings, captions or arrangements used in this Agreement are intended solely for the convenience of the parties and shall not be deemed to limit, amplify or modify the terms of this Agreement nor affect the meaning thereof. Whenever in this Agreement the word "including" is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase "including without limitation" were actually used in the text. The term "Affiliate" means, when used with reference to a specified person, any person who directly or indirectly, is controlled by the specified person.

       12. Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been duly given if (i) sent by postage prepaid, United States first class, registered or certified mail, return receipt requested, or (ii) sent by a recognized overnight delivery service to the parties at their respective addresses specified below, or at such other address for a party as that party may specify by notice. Notice shall be effective upon receipt.


         (a)      If to Company:            AssetControl.com, LLC
                                            40 Westminster Street
                                            Providence, RI 02903
                                            Attn: General Manager

         (b)      If to TFC:                Textron Financial Corporation
                                            40 Westminster Street
                                            Providence, RI 02903
                                            Attn: General Counsel

         (c)      If to Entrade:            Entrade Inc.
                                            500 Central Avenue
                                            Northfield, IL 60093
                                            Attn: General Counsel

         (d)      If to ATM:                ATM Service, Ltd.
                                            220 White Plains Road
                                            Tarrytown, New York 10591
                                            Attn: General Counsel


         13. Assignment. This Agreement shall inure to the benefit of and by binding upon the Protected Group and their respective successors and assigns and each Member and its successors and assigns. No Member shall be entitled to assign any obligations or rights hereunder without the prior written consent of Company.

         14. Entire Agreement. Except for the Contribution Agreement and the Operating Agreement of the Company, this Agreement represents the full agreement among the Members and the Company with respect to the subject matter hereof and supersedes any other agreements, oral or written, among the parties. In signing this Agreement, neither any Member nor Company relied upon any promise, representation, or any other inducement that is not expressed in this Agreement.

         15. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         EXECUTED as of the date first written above.

                                      TEXTRON FINANCIAL CORPORATION

                                      By:________________________________
                                      Its:_______________________________


                                      ASSETCONTROL.COM, LLC

                                      By:________________________________
                                      Its:_______________________________


                                      ENTRADE INC.

                                      By:________________________________
                                      Its:_______________________________


                                      ATM SERVICE, LTD.

                                      By:________________________________
                                      Its:_______________________________